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                                                                      EXHIBIT 11

                          FRANKLIN FINANCE CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


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                                                                             SIX MONTHS ENDED                 THREE MONTHS ENDED
                                                                        ------------------------------------------------------------
                                                                                  JUNE 30,                          JUNE 30,
                                                                           2001              2000             2001            2000
                                                                        ------------------------------------------------------------
INCOME
Net income                                                              $1,440,060        $1,398,132        $700,999        $713,093
Less: preferred stock dividend requirements                                900,450           900,450         450,225         450,225
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Net income applicable to common stock                                   $  539,610        $  497,682        $250,774        $262,868

SHARES
Weighted average number of common shares outstan                            22,077            22,077          22,077          22,077

NET INCOME PER SHARE                                                    $    24.44        $    22.54        $  11.36        $  11.91
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